Exhibit 99.1

Old National Bancorp Announces Quarterly Dividends
and Stock Repurchase Program

EVANSVILLE, Ind., February 22, 2023 – Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding shares of common stock. This quarterly cash dividend will be payable on March 15, 2023, to shareholders of record as of the close of business on March 1, 2023.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on Old National’s 7.0% Fixed Rate Non- Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on May 20, 2023, to shareholders of record as of the close of business on May 5, 2023.

The Company also announced today that its Board of Directors approved a stock repurchase program which authorizes the repurchase of up to $200 million of the Company’s common stock. Share repurchases under this program may be made from time to time on the open market, in privately negotiated transactions or through accelerated share repurchase programs in the discretion of, and at prices to be determined by, the Company. The program will be in effect until February 29, 2024.

About Old National

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank, which is the sixth largest commercial bank headquartered in the Midwest. With approximately $47 billion of assets and $28 billion of assets under management, Old National ranks among the top 35 banking companies headquartered in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for 11 consecutive years. Since its founding, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment, and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.

CONTACTS:
Media: Kathy Schoettlin	Investors: Lynell Walton
(812) 465-7269	(812) 464-1366
Kathy.Schoettlin@oldnational.com	Lynell.Walton@oldnational.com

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